                                                                     Exhibit 5.1

                                  May 25, 2001

National City Corporation
1900 East Ninth Street
Cleveland, Ohio  44114

Re: National City Savings and Investment Plan, the National City Savings and Investment Plan No. 2 and the National City Savings and Investment Plan No. 3 (the "Plans")

Ladies and Gentlemen:

         I am Assistant General Counsel of National City Corporation ("National City"), a Delaware corporation. Certain attorneys of the law department of National City (the "Law Department") have acted as counsel to National City in connection with the Plans. Except as otherwise defined in this opinion letter, each term used in this opinion letter and defined in the Plans shall have, for purposes of this opinion letter, the meaning ascribed to that term in the Plans.

         The Law Department has examined such documents, records, and matters of law as the Law Department has deemed necessary for the purpose of rendering the opinions set forth below in this opinion letter, and based on that examination, the Law Department is of the opinion that:

         1. The shares of National City Common Stock, par value $4.00 per share ("National City Common"), which may purchased by the plans and delivered to participants pursuant to the Plans will be, when purchased and delivered in accordance with the Plans, duly authorized, validly issued, fully paid and nonassessable.

         2. The shares on Common Stock which may be issued or transferred pursuant to the Plans will be, when issued or transferred in accordance with the Plans, duly authorized, validly issued and nonassessable so long as:

                  (a) the consideration received or to be received by National City is at least equal to the par value of such shares and

                  (b) the issuance of any newly issued shares, and the transfer of any treasury shares, are duly authorized prior to such issuance or transfer.

         3. The participations to be extended to participants in such Plans will be validly issued when extended in accordance with such Plans.

         We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement on Form S-8 to be filed by National City in order to effect registration of the shares of National City Common Stock which may be issued or transferred under the Plans and the reference to us under the caption "Legal Opinions" in the prospectus comprising a part of such Registration Statement.

                                        Very truly yours,


                                        /s/ Carlton E. Langer
                                        ----------------------------------------
                                        National City Corporation Law Department
                                        Carlton E. Langer
                                        Assistant General Counsel